CERTIFICATE OF DESIGNATION

OF RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PREFERRED STOCK

OF

SAFETY QUICK LIGHTING & FANS CORP.

Pursuant to Sections 607.0601 and 607.0602 of the Florida Statutes, Safety Quick Lighting & Fans Corp., a corporation organized and existing under laws of the State of Florida (the “Company”), does hereby submit the following:

WHEREAS, pursuant to the Company’s Articles of Incorporation, dated November 16, 2012, the Company has 500,000,000 shares of common stock, no par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”), outstanding, and the Company’s Board of Directors is authorized to issue and establish one or more series of the Preferred Stock and to fix the designation, rights, preferences, powers, restrictions and limitations thereof;

WHEREAS, no series of the Preferred Stock has been designated, and no shares of Preferred Stock have heretofore been issued; and

WHEREAS, it is the desire of the Company, its Board of Directors, and a majority of its shareholders to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred upon as of June 8, 2016, the Company’s Board of Directors and an absolute majority of the Company’s voting shareholders of record as of June 1, 2016 do hereby provide for the issuance of a series of Preferred Stock and to establish and fix and herein state and express, by this Certificate of Designation (the “Certificate of Designation”), the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.	DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the "Series A Preferred Stock") and the number of shares (the “Shares”) constituting such series shall be 20,000,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.	ISSUANCE OF SHARES. Each Share of Series A Preferred Stock shall be issuable only to the holders of the Company’s Secured Convertible Promissory Notes issued on November 26, 2013, May 8, 2014 or June 25, 2014 (the “Notes”) who have amended their Notes outstanding to be convertible into the Series A Preferred Stock, pursuant to a written election by such holder, at a conversion price of USD $0.25 per Share based on the original purchase price of the one or more Note(s) issued to the holder thereof, plus any accrued but unpaid interest or amounts due in connection therewith (in the aggregate, the “Note Balance”).

3.	INTEREST.

(a)    Interest. From and after the date of issuance of any Share, cumulative interest on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of interest, on a monthly basis at the rate of 6% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated interest thereon. All accrued interest on any Share shall be paid in cash to the holder thereof quarterly, with the first such payment due beginning on September 30, 2016 and payable on the last day of the month of each calendar quarter thereafter.

(b)   Priority. All accrued and accumulated interest on the Shares shall be prior and in preference to any dividend or interest on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to (i) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (ii) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

4.	RANK AND LIQUIDATION.

(a)    Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock (“Junior Securities”).

(b)   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value (as defined below), plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared). In the event that the funds are not sufficient to pay out the full Liquidation Value to all holders of Shares of Series A Preferred Stock, the Liquidation Value shall be paid to such holders pro rata based each holder’s Liquidation Value relative to the Liquidation Value of all holders of Shares of Series A Preferred Stock.

(c)    “Liquidation Value” means, with respect to a holder of Shares, the aggregate value of the Note Balance converted by such holder into Shares of Series A Preferred Stock.

5.	CONVERSION RIGHTS.

(a)    Elective Conversion. Each Share of Series A Preferred Stock shall be convertible at any time by the holder thereof into one (1) share of Common Stock.

(b)   Effect of Conversion. All Shares of Series A Preferred Stock converted as provided herein shall no longer be deemed issued and outstanding as of the effective time of the applicable conversion, and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

6.	VOTING RIGHTS. Each Share of Series A Preferred Stock shall have no right to vote on any matter to be submitted for a vote to shareholders of the Company.

7.	ADJUSTMENT. In the event that the Company shall, at any time after the issuance of any Share of Series A Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Series A Preferred Stock.

8.	CONSOLIDATION, MERGER, ETC. In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series A Preferred Stock.

9.	WAIVER. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

10.	REPURCHASE AND PUT OPTION.

(a)    Repurchase Notice. The Company may, at any time after the issuance of any Share of Series A Preferred Stock, by providing 30 day’s prior written notice to all holders of the Shares (a “Repurchase Notice”), repurchase some or all of the Shares outstanding from the holders thereof at a purchase price of USD $3.50 per Share (the “Repurchase Price”). Any Repurchase Notice for less than the full number of Shares issued and outstanding shall be for purchase pro rata, based each holder’s number of Shares outstanding relative to the aggregate number of Shares outstanding.

(b)   Repurchase Period. Each holder of Shares must sell to the Company the number of Shares specified in a Repurchase Notice on the date set forth therein, such date being no less than thirty (30) days following the date of such Repurchase Notice (the “Repurchase Period”), except where the Shares subject to the Repurchase Notice are converted, by election or automatically, into Common Stock prior to the end of the Repurchase Period and such holder thereafter no longer holds Shares of Series A Preferred Stock.

(c)    Put Option. Any holder of Shares may, at any time after the issuance of any Share of Series A Preferred Stock, by providing a written request to the Company, require the Company to purchase some or all such holder’s Shares outstanding at a purchase price of USD $0.25 per Share, and the Company shall promptly purchase the number of Shares so specified and owned by the holder thereof.

(d)   Effect of Repurchase. All Shares of Series A Preferred Stock repurchased or purchased by the Company as provided in this Section 10 shall no longer be deemed issued and outstanding as of the effective time of the applicable repurchase or purchase, and all rights with respect to such Shares shall immediately cease and terminate as of such time.

11.	ASSIGNMENT. Each holder of Shares of Series A Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder’s respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares.

12.	AMENDMENT. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of a majority of Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Series A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which interest on the Series A Preferred Stock accrues or accumulates, (c) the Repurchase Price, or (d) this Section 12, without the prior written consent of holders of at least seventy-five (75%) of all outstanding Shares of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer on July 27, 2016.

/s/ John P. Campi

John P. Campi, Chief Executive Officer